                                                                   Exhibit 10.3

July 11, 1997

Marc Epstein
56 Fillmer Avenue
Los Gatos, California 95030

Dear Marc:

I am pleased to confirm our offer of employment as Senior Vice President and Chief Technology Officer. Your duties will include strategic planning, business development, and product development. Your compensation will be as follows:

1. A starting base salary at the rate of $9,230.77 paid bi-weekly, which equates to $240,000 annually. (Quarterdeck expects to convert to a semi-monthly payroll schedule soon.)

2. A target bonus under Quarterdeck's discretionary management bonus plan of $30,000 per quarter, with an actual payment in any quarter of between $0 and $45,000 (except as provided below). Payment of the bonus will be determined based on Quarterdeck's then current applicable policies. Currently, such policies provide that half of your bonus will depend on company performance and the other half will depend upon your accomplishment of goals established by the CEO in consultation with you. Notwithstanding the foregoing, your bonus will not average less than $15,000 per quarter (prorated for partial quarters) during the first six quarters of your employment by Quarterdeck.

3. Subject to the approval of Quarterdeck's Board of Directors, a grant of non-qualified options to purchase 700,000 shares of Quarterdeck common stock ("Stock"), subject to the following:

     (a) 500,000 of these options will vest as follows: (i) 125,000 will vest if you continue to be employed by Quarterdeck for one year; (ii) the remaining 375,000 options will vest in equal monthly installments over the following three years so long as you remain employed by Quarterdeck; (iii) if, at any time while you remain employed by Quarterdeck, the closing price of the Stock is $10.00 or more for forty-five consecutive trading days, half of the options described in this paragraph 3(a) which are then unvested will immediately vest; and
          (iv) in the event of a Change of Control (as defined below) while you remain employed by Quarterdeck, or if you are terminated without Cause (as defined below) or your duties and responsibilities are substantially diminished without Cause, half of the options described in this paragraph 3(a) which are then unvested will immediately vest. Accelerated vesting may occur pursuant to both clause (iii) and clause
          (iv) above, provided that accelerated vesting pursuant to each such clause may occur only once.

     (b) The remaining 200,000 options will vest as provided in this paragraph 3(b). If, at any time while you remain employed by Quarterdeck, the closing price of the Stock for 45 consecutive trading days reaches or exceeds: (i) $7.50, then a total of 50,000 of these options will be vested, (ii) $10.00, then a total of 100,000 of these options will be vested, (iii) $12.50, then a total of 150,000 of these options will be vested, and (iv) $15.00, then all 200,000 of these options will be vested.

     (c) In the event of changes in the outstanding Stock or in the capital structure of Quarterdeck by reason of any stock dividend, stock split, exchange of shares, recapitalization, reorganization, subdivision or consolidation of shares, or other similar transaction causing a proportional adjustment in the number of options and the exercise price of each option, the Stock prices specified in paragraphs 3(a) and 3(b) will also be proportionately adjusted.

     (d) 600,000 of the options granted hereunder shall be granted under Quarterdeck's Amended and Restated 1990 Stock Plan (the "Plan"). The remaining 100,000 options shall be granted outside of the Plan. The options granted outside of the Plan shall be subject to terms, conditions and restrictions substantially similar to those contained in the Plan. Notwithstanding any other provision hereof, the grant of options outside of the Plan is subject to the approval of the National Association of Securities Dealers.

     (e) The exercise price of each of your options will be the closing market price on the grant date.

     (f) "Change of Control" means any consolidation or merger of Quarterdeck with or into any other corporation or corporations in which the stockholders of Quarterdeck immediately prior to the consolidation or merger do not retain a majority of the voting power of the surviving corporation or a sale of all or substantially all of the assets of Quarterdeck.

4. Your base salary and standard benefits will continue for one year if you are terminated without Cause or if you resign as the result of a substantial diminution of your duties without Cause; provided that salary and benefits will immediately terminate should you commence to be employed by or engaged to provide any services to any competitor of Quarterdeck. You agree to immediately notify us of any such employment or engagement.

5. Commencing on the first full calendar month following 30 days of employment, health, dental, vision, life and long term disability benefits subject to the terms, conditions, and limitations contained in the applicable plan documents which may be modified by Quarterdeck in the future. A benefits summary is enclosed for your review.

6. You will receive a relocation package as described in the enclosed domestic relocation guidelines (the "Guidelines"), subject to the following:

     (a) Relocation benefits will be provided if you relocate within 18 months of your employment start date, unless Quarterdeck determines that relocation is not necessary or you cease to be employed by Quarterdeck for any reason before you relocate.

     (b) Quarterdeck will pay transaction costs associated with the sale and purchase of your home, including broker's commissions paid on the sale of your home and escrow costs and appraisal fees paid with respect to the sale or purchase of your home, but excluding points paid for any loan.

     (c) Moving of household goods as described in the Guidelines and temporary storage of such goods.

     (d) House hunting trips to the Los Angeles area pursuant to Section 3.1 of the Guidelines.

     (e) Temporary living arrangements for you and your family for up to 60 days pursuant to Section 3.2 of the Guidelines.

     (f)  Any income tax liability resulting from the benefits described in this
          Section 6 will be offset as described in Section 6.2 of the Guidelines.

7. You will receive reasonable lodging and car expenses in Southern California and reasonable round trips to Northern California until the earlier of (i) one year from your employment start date and (ii) the completion of your relocation.

8. "Cause" means that you have (i) engaged in acts or omissions with respect to Quarterdeck or any subsidiary of Quarterdeck which constitute intentional misconduct, fraud or dishonesty; (ii) committed willful or intentional acts constituting a material breach of this agreement; (iii) been convicted of a crime of moral turpitude or any felony; (iv) committed other acts constituting intentional misconduct or dishonesty that in the reasonable discretion of Quarterdeck's board of directors are likely to have a material adverse effect on Quarterdeck; (v) consistently failed to perform at a level commensurate with your position and compensation level or habitually neglected your duties and failed to cure within 30 days of notice; or (vi) disregarded the policies of Quarterdeck causing material loss or damage to Quarterdeck.

Your employment with Quarterdeck is at will and is for no specified term. While Quarterdeck has every hope that our employment relationship will be mutually beneficial and rewarding, you and Quarterdeck each retains the right to terminate the employment relationship at any time, with or without cause, upon notice. No other provision of this offer is intended or should be construed to modify either party's right to terminate the employment relationship.

You and Quarterdeck agree that all disputes or claims relating to or arising out of our employment relationship shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Los Angeles, California. However, we agree that Quarterdeck retains the right to bring any claims for infringement or misappropriation of any copyright, patent, trademark, trade secret or other intellectual property right in any court of competent jurisdiction and to have all legal and factual questions relating to such claim resolved by such courts.

You will be required to sign Quarterdeck's standard agreement regarding confidentiality and assignment of intellectual property rights as a condition of employment. Further, under federal law, you must produce original documentation establishing your identity and right to work in the United States, and complete the INS form I-9, swearing that you have the right to work in the United States. The appropriate documentation must be produced within three business days of hire. A list of acceptable documents is enclosed.

Between the date hereof and your employment start date, you will be reasonably available to provide consulting services requested by Quarterdeck in writing. You will be compensated for any such services at the rate of $200 per hour.

If any provision of this Agreement is to any extent invalid or unenforceable under applicable law, that provision shall be stricken from this agreement, and the remainder of this agreement shall remain valid and enforceable in accordance with its terms.

This letter (including the other documents referenced herein) set forth our entire agreement regarding the terms of your employment with Quarterdeck and supersede any prior or contemporaneous representations or agreements, whether written or oral, all of which are merged into this agreement. No amendments to this agreement will be effective unless they are in writing and signed by the Chief Executive Officer of Quarterdeck Corporation.

Please acknowledge acceptance of this offer by signing, dating, and returning this original letter for your personnel file. If you wish, a copy of this letter will be provided to you at orientation.

Please call me if you have any questions or comments.

Sincerely,

/s/ Curt Hessler
--------------------------------
Curt Hessler, CEO

This will acknowledge my acceptance of this offer of employment.



/s/ Marc Epstein                           July 13, 1997
--------------------------------           -------------------------------------
Signature                                  Date